UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2008

LAWSON SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-51942

Delaware	20-3469219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
380 St. Peter Street, St. Paul, Minnesota	55102-1302
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 767-7000

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 18, 2008, Lawson Software, Inc. (the “Company”) announced it is implementing cost reduction measures in light of current economic conditions.  The Company will reduce its workforce, close one facility and reduce discretionary expenses while preserving targeted investments that enable long-term growth and increased efficiencies.  The restructuring plan includes the elimination of approximately 200 employees, or 5 percent of the global workforce, with personnel departures expected to be substantially completed by December 31, 2008. When combined with anticipated voluntary attrition unrelated to the restructuring and limited hiring, the total reduction in the global workforce is estimated to be between 8 percent and 10 percent by the end of the Company’s fiscal year on May 31, 2009. Annualized cost savings from the restructuring, attrition, limited hiring and other expense controls combined are estimated to be in the range of $40 million to $50 million.

The restructuring actions are expected to result in pre-tax charges of approximately $9 million to $12 million for severance pay and related benefits and expenses for the facility closure.  The majority of the charges will be recorded in the second fiscal quarter which ends November 30, 2008. The Company anticipates recording the remaining charges in the third and fourth quarters of its fiscal year ending May 31, 2009.

Management may conclude that additional future actions may be required if global economic conditions deteriorate, but the timing and extent of such actions or related charges are not currently determinable.

A copy of the Company’s press release announcing this information and certain other information is attached as Exhibit 99.1 to this filing of form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Lawson Software, Inc. issued November 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lawson Software, Inc.

Date:	November 18, 2008	By: /s/ Stefan B. Schulz

Stefan B. Schulz
Senior Vice President of Finance
(Principal Accounting Officer)